UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): August 17, 2011

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11655 (Commission File Number)	22-2748248 (I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement.

In connection with its ongoing Chapter 11 case in the U.S. Bankruptcy Court for the Southern District of Florida, West Palm Beach Division (the “Bankruptcy Court”), HearUSA, Inc. (“the Company”) conducted a Section 363 auction for the sale of substantially all of its assets on July 29, 2011 in Ft. Lauderdale, Florida.  As a result of that auction, the Company and Auxiliary Health Benefits Corporation d/b/a National Ear Care Plan, as sellers, and Audiology Distribution, LLC, a wholly owned subsidiary of Siemens Hearing Instruments, Inc., or its permitted assigns, as purchaser (the “Purchaser”) and Siemens Hearing Instruments, Inc. or its permitted assigns (for limited purposes only) (“Siemens”) entered into an Asset Purchase Agreement, dated as of July 29, 2011 (the “Asset Purchase Agreement”), pursuant to which the Company agreed to sell substantially all of its assets to the Purchaser pursuant to Sections 105, 363 and 365 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), subject to Bankruptcy Court approval and the satisfaction of certain conditions set forth in the Asset Purchase Agreement.  Pursuant to the Asset Purchase Agreement and applicable provisions of the Bankruptcy Code, the Agreement is binding on the Company upon issuance by the Bankruptcy Court of an order approving the transaction (the “Sale Order”).

On August 17, 2011, the Bankruptcy Court issued the Sale Order.

Pursuant to the terms of the Asset Purchase Agreement, the Purchaser has agreed to purchase the acquired assets for a purchase price estimated at approximately $109 million (the “Purchase Price”).  The Purchase Price is comprised of $66.8 million in cash plus certain assumed liabilities (which includes repayment or assumption of the $10 million debtor-in-possession (DIP) financing provided by the stalking horse bidder, William Demant Holdings A/S), plus the payment of cure costs for assumed contracts, and the assumption of various liabilities of the company.  In addition, Siemens has agreed to an unconditional waiver of its right to receive any distribution with respect to the 6.4 million shares of the Company’s common stock that it owns in the event that the sale to the Purchaser under the Asset Purchase Agreement is consummated.  For purposes of the bidding in the Section 363 auction, the Company estimated the value of the waiver of distribution to be in the range of $6.0 to $7.0 million, subject to final reconciliation of assumed liabilities, excluded liabilities, taxes and common stock dilution effects of the transaction.

Pursuant to the Asset Purchase Agreement, the Company, Siemens and the Purchaser agreed that, solely for purposes of the comparison of bids from the Purchaser and William Demant during the Section 363 auction, the offer by the Purchaser would also reflect an amount equal to $20 million corresponding to the value, agreed for such purposes, of eliminating the possibility of a rejection damages claim regarding the supply agreement between the Company and Siemens as long as the Purchaser was the prevailing bidder.

Consummation of the sale to the Purchaser is subject to a number of customary conditions, including, among others, conditions related to compliance with federal antitrust regulations; accuracy of the representations and warranties of the parties; material compliance by the parties with their obligations under the Asset Purchase Agreement; and compliance with certain specified deadlines for actions in connection with the bankruptcy case.

The Asset Purchase Agreement may be terminated by the Purchaser under a number of circumstances, including the Company’s breach of certain representations and covenants; and the failure to close the sale within sixty days after the Sale Order was entered by the Bankruptcy Court.

The Asset Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K.

The Company and Siemens are parties to an existing credit agreement, supply agreement and investor rights agreement.  Borrowings under the credit agreement are secured by substantially all of the assets of the Company.  The Company currently owes Siemens approximately $31 million under the credit agreement.  Principal and interest may be paid in large part with rebates earned by the Company based on purchases of hearing aids from Siemens pursuant to the long-term supply agreement.  The supply agreement requires that the Company purchase a minimum of 90% of its hearing aid requirements from Siemens or its affiliates.  The investor rights agreement was entered into with Siemens in 2008 when Siemens acquired approximately 6.4 million shares of the Company’s common stock in connection with amendments to the credit agreement and supply agreement and provides for certain registration rights, pre-emptive rights and rights of first refusal.  The acquisition by the Purchaser as provided in the Asset Purchase Agreement will result in the repayment in full of amounts under the credit agreement and the assumption by Siemens of the supply agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1
Asset Purchase Agreement, dated July 29, 2011, by and among HearUSA, Inc. and Auxiliary Health Benefits Corporation d/b/a National Ear Care Plan, as sellers, and Audiology Distribution, LLC or its permitted assigns, as purchaser and Siemens Hearing Instruments, Inc., solely for purposes of Section 12.3.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: August 23, 2011	By:	/s/ Gino Chouinard
Name: Gino Chouinard
Title: Interim Chief Executive Officer